Term sheet No. 1287 To underlying supplement No. 5 dated May 5, 2011, prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated July 29, 2011; Rule 433
Deutsche Bank AG, London Branch
$  Tracker Notes Linked to a Basket of Indices due August 7*, 2014
General
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The Tracker Notes (the “securities”) are designed for investors who seek a leveraged return at maturity that offers exposure to the performance of a basket of three indices (each, a “Basket Index” and, collectively, the “Basket Indices”): the S&P 500® Total Return Index, the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”). The return of each Basket Index is reduced by its applicable Adjustment Factor.

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On the Trade Date, investors will have equal notional exposure to the S&P 500® Total Return Index and EMERALD EM and notional exposure to EMERALD that is two times the notional exposure to each of the S&P 500® Total Return Index and EMERALD EM.

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Investors will not receive any coupon payments and should be willing to lose some or all of their initial investment if any Basket Index depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment. Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 7*, 2014.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about July 29*, 2011 (the “Trade Date”) and are expected to settle on or about August 3*, 2011 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The securities are linked to the performance of three Basket Indices, as set forth below.
Basket Index	Ticker Symbol	Initial Index Notional Exposure	Initial Reference Level†
S&P 500® Total Return Index (the “S&P 500® Total Return Index”)	SPTR	$1,000
Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”)	DBVEMR	$2,000
Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”)	DBVEMREM	$1,000
†The Initial Reference Levels will be set on the Trade Date.
Redemption Amount:	You will receive a cash payment on the Maturity Date or the Redemption Trigger Payment Date, as applicable, per $1,000 Face Amount of securities, calculated as follows:
Total Index Notional Exposure – $3,000
The Redemption Amount will not be less than zero. Your investment will be fully exposed to any depreciation in the Basket Indices.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this term sheet.
The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities

July 29, 2011

(Key Terms continued from previous page)
Total Index Notional Exposure:	The sum of the Index Notional Exposure for each Basket Index

Index Notional Exposure:
On the Trade Date, the Index Notional Exposures for the S&P 500® Total Return Index and EMERALD EM are each $1,000 per $1,000 Face Amount of securities and the Index Notional Exposure for EMERALD is $2,000 per $1,000 Face Amount of securities.

On the Final Valuation Date or Redemption Trigger Valuation Date (each, a “Valuation Date”), the Index Notional Exposure for each of the Basket Indices is calculated as follows:

Index Notional Exposure on the Trade Date x (Basket Index Return + 1)

Basket Index Return:	For each Basket Index,
(	Final Reference Level x Adjustment Factor	) -1
Initial Reference Level
Initial Reference Level:	For each Basket Index, the closing level for such Basket Index on the Trade Date.
Final Reference Level:
For purposes of calculating the Redemption Amount payable on the Maturity Date or the Redemption Trigger Payment Date, the closing level for the respective Basket Index on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable.

Adjustment Factors:	S&P 500® Total Return Adjustment Factor:	=	0.9975 - (0.001 x (Days / 365))
	EMERALD Adjustment Factor	=	1 - (0.01 x (Days / 365))
	EMERALD EM Adjustment Factor	=	1 - (0.01 x (Days / 365))

With respect to each Adjustment Factor, “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable.

Redemption Trigger Amount:	$400
Redemption Trigger Event:
A Redemption Trigger Event occurs if the Redemption Amount on any trading day during the period from, but excluding, the Trade Date to, and including, the second trading day immediately preceding the Final Valuation Date, calculated as if such trading day were the Redemption Trigger Valuation Date, is less than the Redemption Trigger Amount (such trading day, the “Redemption Trigger Valuation Date”††). The securities will be redeemed by the Issuer for the Redemption Amount calculated as of the Redemption Trigger Valuation Date, with payment made on the date that is five business days after the Redemption Trigger Valuation Date (the “Redemption Trigger Payment Date” ††).

Trade Date:	July 29*, 2011
Settlement Date:	August 3*, 2011
Final Valuation Date††:	August 4*, 2014
Maturity Date††:	August 7*, 2014
CUSIP / ISIN:	2515A1 B7 5 / US2515A1B751
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the securities remains the same.

†† Subject to postponement as described under “General Terms of the Securities – Market Disruption Events” herein.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the underlying supplement No. 5 dated May 5, 2011, prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 5 dated May 5, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511129115/d424b21.pdf

•	Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

Redemption Amount at Maturity

The following tables illustrate the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the Basket Indices, payable on the Maturity Date. These examples illustrate that you will lose some or all of your initial investment if any Basket Index depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities and/or a significant decrease in the levels of other Basket Indices. Due to the leverage feature of the securities, any negative returns of the Basket Indices will be combined resulting in a leveraged loss on your investment. As a result, a small decrease in the levels of the Basket Indices could result in a significant loss of your initial investment at maturity.

The hypothetical Redemption Amounts set forth below are for illustrative purposes only and assume a period of 1,102 calendar days from the Trade Date to the Final Valuation Date. The actual Redemption Amount payable on the Maturity Date will be the Redemption Amount calculated as of the Final Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of the following examples, it is assumed that a Redemption Trigger Event does not occur and anti-dilution adjustments do not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities, and you may lose your entire investment in the securities. See “Redemption Amount upon a Redemption Trigger Event” below.

	Index Notional Exposure on the Trade Date	Basket Index Return Excluding Adjustment Factors	Basket Index Return Including Adjustment Factors	Final Index Notional Exposure
S&P 500® Total Return Index	$1,000.00	0.00%	-0.55%	$994.48
EMERALD	$2,000.00	0.00%	-3.02%	$1,939.62
EMERALD EM	$1,000.00	0.00%	-3.02%	$969.81
Total Index Notional Exposure				$3,903.91
Redemption Amount				$903.91
% Increase / Decrease				-9.61%

Example 1: The return of each Basket Index from the Trade Date to the Final Valuation Date is 0.00%. Assuming a period of 1,102 calendar days from the Trade Date to the Final Valuation Date, the Total Index Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Index Notional Exposure	=	sum of the Index Notional Exposures for each Basket Index on the Final Valuation Date
	=	$1,000.00 x 100.00% x (0.9975 - (0.001 x (1,102 / 365))) + $2,000.00 x 100.00% x (1 - (0.01 x (1,102 / 365))) + $1,000.00 x 100.00% x (1 - (0.01 x (1,102 / 365)))
	=	$3,903.91

Accordingly, you would receive a Redemption Amount of $903.91 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Index Notional Exposure – $3,000.00
	=	$3,903.91 – $3,000.00
	=	$903.91

	Index Notional Exposure on the Trade Date	Basket Index Return Excluding Adjustment Factors	Basket Index Return Including Adjustment Factors	Final Index Notional Exposure
S&P 500® Total Return Index	$1,000.00	-5.00%	-5.52%	$944.76
EMERALD	$2,000.00	-5.00%	-7.87%	$1,842.64
EMERALD EM	$1,000.00	-5.00%	-7.87%	$921.32
Total Index Notional Exposure				$3,708.71
Redemption Amount				$708.71
% Increase / Decrease				-29.13%

Example 2: The return of each Basket Index on the Final Valuation Date is -5.00%. Assuming a period of 1,102 calendar days from the Trade Date to the Final Valuation Date, the Total Index Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Index Notional Exposure	=	sum of the Index Notional Exposures for each Basket Index on the Final Valuation Date
	=	$1,000.00 x 95% x (0.9975 - (0.001 x (1,102 / 365))) + $2,000.00 x 95% x (1 - (0.01 x (1,102 / 365))) + $1,000.00 x 95% (1 - (0.01 x (1,102 / 365)))
	=	$3,708.71

Accordingly, you would receive a Redemption Amount of $708.71 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Index Notional Exposure – $3,000.00
	=	$3,708.71 – $3,000.00
	=	$708.71

	Index Notional Exposure on the Trade Date	Basket Index Return Excluding Adjustment Factors	Basket Index Return Including Adjustment Factors	Final Index Notional Exposure
S&P 500® Total Return Index	$1,000.00	10.00%	9.39%	$1,093.93
EMERALD	$2,000.00	10.00%	6.68%	$2,133.58
EMERALD EM	$1,000.00	10.00%	6.68%	$1,066.79
Total Index Notional Exposure				$4,294.30
Redemption Amount				$1,294.30
% Increase / Decrease				29.43%

Example 3: The return of each Basket Index on the Final Valuation Date is 10.00% . Assuming a period of 1,102 calendar days from the Trade Date to the Final Valuation Date, the Total Index Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Index Notional Exposure	=	sum of the Index Notional Exposures for each Basket Index on the Final Valuation Date
	=	$1,000.00 x 110% x (0.9975 - (0.001 x (1,102 / 365))) + $2,000.00 x 110% x (1 - (0.01 x (1,102 / 365))) + $1,000.00 x 110% (1 - (0.01 x (1,102 / 365)))
	=	$4,294.30

Accordingly, you would receive a Redemption Amount of $1,294.30 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Index Notional Exposure – $3,000.00
	=	$4,294.30 – $3,000.00
	=	$1,294.30

Redemption Amount upon a Redemption Trigger Event

The following table illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities on a hypothetical Redemption Trigger Payment Date for hypothetical performances of the Basket Indices. A Redemption Trigger Event occurs if the Redemption Amount on any trading day during the period from but excluding the Trade Date to and including the second trading day immediately preceding the Final Valuation Date is less than the Redemption Trigger Amount of $400.

The hypothetical Redemption Amount set forth below assumes (i) Initial Reference Levels of 2,210, 207 and 211 for the S&P 500® Total Return Index, EMERALD and EMERALD EM, respectively, (ii) a Redemption Trigger Event occurs on September 15, 2011, which would be the Redemption Trigger Valuation Date, (iii) September 22, 2011 is the Redemption Trigger Payment Date, (iv) a period of 48 calendar days from the Trade Date to the Redemption Trigger Valuation Date and (v) anti-dilution adjustments do not occur. The actual Initial Reference Levels will be set on the Trade Date. The hypothetical Redemption Amount set forth below is for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Index Notional Exposure on the Trade Date	Initial Reference Level	Final Reference Level (September 15, 2011)	Basket Index Return Excluding Adjustment Factors	Final Index Notional Exposure
S&P 500® Total Return Index	$1,000.00	2,210	1,768	-20.00%	$797.89
EMERALD	$2,000.00	207	166	-20.00%	$1,597.90
EMERALD EM	$1,000.00	211	169	-20.00%	$798.95
Total Index Notional Exposure					$3,194.74
Redemption Amount					$194.74
% Increase / Decrease					-80.53%

On September 15, 2011, the level of each Basket Index decreases by 20.00% from its applicable Initial Reference Level.  Assuming a period of 48 calendar days from the Trade Date to September 15, 2011, the Total Index Notional Exposure on September 15, 2011 would be calculated as follows:

Total Index Notional Exposure	=	sum of the Index Notional Exposures for each Basket Index on the Final Valuation Date
	=	$1,000.00 x 80% x (0.9975 - (0.001 x (48 / 365))) + $2,000.00 x 80% x (1 - (0.01 x (48 / 365))) + $1,000.00 x 80% (1 - (0.01 x (48 / 365)))
	=	$3,194.74

Redemption Amount	=	Total Index Notional Exposure – $3,000.00
	=	$3,194.74 – $3,000
	=	$194.74

In this case, assuming the Redemption Amount was never less than the Redemption Trigger Amount prior to September 15, 2011, a Redemption Trigger Event would occur on September 15, 2011, making September 15, 2011 the Redemption Trigger Valuation Date and September 22, 2011 the Redemption Trigger Payment Date. Your securities will be redeemed early because the Redemption Amount is less than the Redemption Trigger Amount of $400.00 on September 15, 2011. Accordingly, you would receive a Redemption Amount of $194.74 per $1,000.00 Face Amount of securities on the Redemption Trigger Payment Date.

Summary

The securities are designed for investors who seek a leveraged return at maturity that offers exposure to the performance of a basket of three indices (each, a “Basket Index” and, collectively, the “Basket Indices”): the S&P 500® Total Return Index, the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”). The return of each Basket Index is reduced by its applicable Adjustment Factor.  On the Trade Date, investors will have equal notional exposure to the S&P 500® Total Return Index and EMERALD EM, and notional exposure to EMERALD that is two times the notional exposure to each of the S&P 500® Total Return Index and EMERALD EM.  Investors will not receive any coupon payments and should be willing to lose some or all of their initial investment if any Basket Component depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment.  Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

S&P 500® Total Return Index

The S&P 500® Total Return Index is a measure of the total return of the stocks comprising the S&P 500® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P 500® Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500® Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information on the S&P 500® Total Return Index, see “The S&P 500® Total Return Index” in this term sheet.

The Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD)

EMERALD tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500® Index on a weekly rolling basis. EMERALD was created by Deutsche Bank AG (the “Index Sponsor”) on October 12, 2009 and is calculated, maintained and published by the Index Sponsor. EMERALD is denominated in U.S. dollars and its closing level was set to 100 on March 16, 1998, the Index Base Date. This is just a summary of EMERALD. For additional information about EMERALD, please see the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5 dated May 5, 2011.

The Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (EMERALD EM)

EMERALD EM tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the iShares® MSCI Emerging Markets Index Fund on a weekly rolling basis. EMERALD EM was created by Deutsche Bank AG (the “Index Sponsor”) on January 13, 2011 and is calculated, maintained and published by the Index Sponsor. EMERALD EM is denominated in U.S. dollars and its closing level was set to 100 on December 30, 2005, the Index Base Date. This is just a summary of EMERALD EM. For additional information about EMERALD EM, please see the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5 dated May 5, 2011.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities are designed for investors who seek a leveraged return at maturity by providing a total notional exposure of $4,000 on the Trade Date for each $1,000 Face Amount of securities. Because the securities are our senior obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer participation in the performance of the Basket Indices, with the return of each reduced by its applicable Adjustment Factor. Because the securities provide a total notional exposure of $4,000 on the Trade Date for each $1,000 Face Amount of securities, any negative return of the Basket Indices will be combined resulting in a leveraged loss on your investment. Your payment at maturity or upon an early redemption will be further reduced by the applicable Adjustment Factor of each Basket Index. You may lose some or all of your investment in the securities if the Redemption Amount is less than $1,000 per $1,000 Face Amount of securities.

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POTENTIAL EARLY EXIT WITH MANDATORY LOSS DUE TO REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion, and may lose all, of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will be entitled only to the applicable Redemption Amount payable on the Redemption Trigger Payment Date based on the Redemption Amount on the Redemption Trigger Valuation Date, even if the Basket Indices subsequently appreciate. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any appreciation of the Basket that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

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THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced by the Adjustment Factors. The Adjustment Factors of each Basket Index is applied to the return of the applicable Basket Index on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. The Adjustment Factors will reduce the return on the securities regardless of whether the closing level on any Valuation Date is greater than, less than or equal to Initial Reference Level on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

•	TAX CONSIDERATIONS — You should review carefully the section in this term sheet entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Indices. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON A LEVERAGED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Basket Indices. Because the securities provide a total notional exposure of $4,000 on the Trade Date for each $1,000 Face Amount of securities, your investment will be fully exposed to any decline in the Basket Indices on a combined basis resulting in a leveraged loss on your investment. In particular, any positive performance of a Basket Index may be offset by negative performance of other Basket Indices, and the Redemption Amount could decline very rapidly if all Basket Indices decline simultaneously. In addition, the Adjustment Factors will reduce the Redemption Amount payable in respect of the securities, whether the performance of any Basket Index is positive or negative. You will lose some or all of your initial investment if the Redemption Amount is less than $1,000 per $1,000 Face Amount of securities.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment at maturity or upon an early redemption, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive the payment at maturity or upon an early redemption owed to you under the terms of the securities.

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WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If a Redemption Trigger Event occurs, we will redeem the securities for the Redemption Amount on the Redemption Trigger Payment Date. The Redemption Amount payable on the Redemption

Trigger Payment Date will be calculated as of the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If the Redemption Amount is less than the Redemption Trigger Amount on any trading day from the Trade Date to the second trading day immediately preceding the Final Valuation Date, a Redemption Trigger Event has occurred, your Redemption Amount will be determined on the Redemption Trigger Valuation Date and you will lose a significant portion of your initial investment and you may lose your entire initial investment. In addition, you will not benefit from any increase in the Redemption Amount that may occur after the Redemption Trigger Valuation Date, and you will not be able to hold your securities to maturity.

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THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon an early redemption will be reduced because of the inclusion of an Adjustment Factor in the calculation of the performance of each Basket Index. The Adjustment Factors of EMERALD and EMERALD EM reduce the return of the applicable Basket Index by approximately 1.00% each year the securities remain outstanding. The Adjustment Factor for the S&P 500® Total Return Index reduces its return by 0.25% and by approximately 0.10% each year the securities remain outstanding. Because the securities offer double exposure to EMERALD, the effect of the EMERALD Adjustment Factor is doubled, resulting in an overall reduction of 2.00% each year the securities remain outstanding. The dollar amount by which the Adjustment Factors reduce the Index Notional Exposures, and therefore the Redemption Amount, increases as the closing levels of the Basket Indices increase from the Trade Date to the relevant Valuation Date. The Adjustment Factor of each Basket Index is applied to the return of the applicable Basket Index on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. The Adjustment Factors will reduce the return on the securities regardless of whether the closing level on any Valuation Date is greater than, less than or equal to the Initial Reference Level on the Trade Date.  At maturity or upon an early redemption, you will receive less than your initial investment unless the Redemption Amount, after taking into account the Adjustment Factors, is equal to or greater than $1,000 per $1,000 Face Amount of securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Indices and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

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EMERALD EM AND EMERALD HAVE VERY LIMITED PERFORMANCE HISTORY — Calculation of EMERALD EM and EMERALD began on January 13, 2011 and October 12, 2009 , respectively. Therefore, these Basket Indices have very limited performance history and no actual investment which allowed tracking of the performance of any of these Basket Indices was possible before their respective inception date.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity or upon an early redemption described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the market value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE INDEX SPONSOR OF EMERALD AND EMERALD EM ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of each of EMERALD and EMERALD EM (the “Index Sponsor”). We, as the Calculation Agent, will determine whether there has been a Market Disruption Event (as defined herein) with respect to each Basket Index. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of the Basket Index affected by such Market Disruption Event. As the Index Sponsor, we carry out calculations necessary to promulgate EMERALD and EMERALD EM, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the levels of EMERALD and EMERALD EM in the event the regular means of determining the levels of EMERALD and EMERALD EM are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, EMERALD and EMERALD EM, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of EMERALD and EMERALD EM. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the Index Sponsor of EMERALD and EMERALD EM may affect the Redemption Amount you receive at maturity or upon an early redemption, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Basket Indices, investment strategies reflected by the Basket Indices or any underlying components of the Basket Indices (or various contracts or products related to the Basket Indices or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Redemption Amounts and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the Basket Indices to which the securities are linked.

•
OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as the Calculation Agent and hedging our obligations under the securities.  The Calculation Agent will determine, among other things, whether a Redemption Trigger Event has occurred, the Final Reference Level, the returns of the Basket Indices and the Redemption Amount.  The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether any Basket Index has been discontinued and whether there has been a material change in the method of calculation of any Basket Index. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The determination of a Market Disruption Event by the Calculation Agent could adversely affect the amount of payment you receive at maturity or upon an early redemption.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Basket Indices on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the levels of the Basket Indices, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility of the Basket Indices;

•	the time remaining to maturity of the securities;

•	the composition of the Basket Indices and any changes to the component securities underlying the applicable Basket Indices;

•	the equity markets generally and any stock prices and dividend rates reflected in the applicable Basket Indices;

•	the financial condition and results of operations of any companies whose securities comprise the applicable Basket Indices and conditions generally in the industries in which such companies operate;

•	the value of Treasury Bills;

•	interest and yield rates generally;

•	monetary policies of the Federal Reserve Board and other central banks of various countries;

•	inflation and expectations concerning inflation;

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory or judicial events including wars, acts of terrorism; and natural disasters; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE CORRELATION AMONG THE BASKET INDICES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Indices increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Indices, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Indices, meaning the positive performance of one Basket Index could be entirely offset by the negative performance of the other.

•
EMERALD STRATEGY RISK — EMERALD reflects a strategy that aims to monetize the difference between daily volatility and weekly volatility exhibited by the S&P® 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P® 500 Index in equal notional amounts.  EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, but will decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that EMERALD will appreciate during the term of the securities.  The strategy utilized by EMERALD may not be successful, and the level of EMERALD may decline during the term of the securities.

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EMERALD CONTAINS EMBEDDED COSTS — Each sub-index of EMERALD represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.  Each week the notional amount of each sub-index of EMERALD is reset based on the volatility at resetting over a 6 month period.  The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day.  The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry.  The daily observed volatility of each sub-index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD.  Historically, this cost factor has been on average approximately 1 basis point (0.01%) per trading day.

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EMERALD EM STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an asset exhibiting negative serial correlation would under-represent the amount by which the asset moved during the week and realized volatility measured from daily returns of such an asset would exceed realized volatility measured from weekly returns. EMERALD EM reflects a strategy that aims to monetize any negative serial correlation exhibited by the shares of the iShares® MSCI Emerging Markets Index Fund (the “Fund Shares”) by periodically buying daily volatility and selling weekly volatility on the Fund Shares in equal notional amounts. EMERALD EM will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative serial correlation of daily returns of the Fund Shares will exist at any time during the term of the securities and thus no assurance that EMERALD EM will appreciate during the term of the securities. EMERALD EM employs the methodology described herein under “EMERALD EM” to implement its underlying strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the Fund Shares. You will not benefit from any results determined on the basis of any such alternative measure.

•
EMERALD EM CONTAINS EMBEDDED COSTS — Each sub-index of EMERALD EM represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the Fund Shares less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.  Each week the notional amount of each sub-index of EMERALD EM is reset based on the realized daily volatility over the past 3 months. The daily-observation volatility of each sub-index is scaled by a factor of 0.97, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD EM.  Historically, this cost factor has been on average approximately 1.5 basis point (0.015%) per trading day.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that is described in the section of this term sheet entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The S&P 500® Total Return Index

We have obtained all information regarding the S&P 500® Total Return Index contained herein, including its make up, method of calculation, and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw−Hill Companies, Inc. (“S&P”).  S&P, which owns the copyright and all other rights to the S&P 500® Total Return Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Total Return Index. You should make your own investigation into the S&P 500® Total Return Index.

General

The S&P 500® Total Return Index is published by S&P. The S&P 500® Total Return Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below; however, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500® Total Return Index, ordinary cash dividends are applied on the ex−dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special,” “extra,” “year−end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends. The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® component stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® component stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the component stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.

The S&P Indices Methodology

While S&P currently employs the following methodology to calculate the S&P Indices, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the return on the notes.

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005 the S&P Indices became fully float adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable” shares, that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders to a listed class without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Indices, the shares to be purchased are not significantly larger than the available float for the included class.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices. The index divisor keeps the S&P Indices comparable over time and is the manipulation point for all adjustments to the S&P Indices.

S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P Indices are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced two to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions which affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All index divisor adjustments are made after the close of trading and after the calculation of the S&P Indices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in S&P Indices and do not require index divisor adjustments.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500®, which is owned and published by S&P, in connection with certain securities, including the securities offered herein.

The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the Securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

The Bloomberg pages relating to the S&P 500® Total Return Index, EMERALD and EMERALD EM are SPTR and DBVEMR and DBVEMREM, respectively, or any successors to such pages or services as selected by the Index Sponsor from time to time. Certain details as to levels of the Basket Indices and adjustments made in respect of the Basket Indices may be made available on such pages.

Historical Information

The S&P 500® Total Return Index

The following graph sets forth the historical performance of the S&P 500® Total Return Index from July 28, 2006 through July 28, 2011. The closing level of the S&P 500® Total Return Index on July 28, 2011 was 2,210.329. We obtained the historical closing levels of the S&P 500® Total Return Index from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the S&P 500® Total Return Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of the S&P 500® Total Return Index will result in the return of your initial investment.

EMERALD

The publication of EMERALD began on October 12, 2009. The historical performance data below from October 12, 2009 through July 28, 2011 represent the actual performance of EMERALD. The performance data prior to October 12, 2009 reflect a retrospective calculation of the levels of EMERALD using archived data and the current methodology for the calculation of EMERALD. The closing level of EMERALD on July 28, 2011 was 206.64. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD was possible at any time prior to October 12, 2009. The historical levels of EMERALD should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level of EMERALD. We cannot give you assurance that the performance of EMERALD will result in the return of any portion of your initial investment.

EMERALD EM

EMERALD EM has existed only since January 13, 2011 and publication of EMERALD EM began on January 13, 2011. The historical performance data below from January 13, 2011 through July 28, 2011 represent the actual performance  of EMERALD EM. The performance data prior to January 13, 2011 reflect a retrospective calculation of the levels of  EMERALD EM using archived data and the current methodology for the calculation of EMERALD EM. The closing level of EMERALD EM on July 28, 2011 was 211.40. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD EM was possible at any time prior to January 13, 2011. The historical levels of EMERALD EM should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of EMERALD EM will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to a basket of three indices: the S&P 500® Total Return Index, Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”). The securities are our Series A notes referred to in the accompanying prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this term sheet and in the subsections below.

Market Disruption Events

With respect to the S&P 500® Total Return Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500® Total Return Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500® Total Return Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500® Total Return Index (or the relevant Successor Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event with respect to the S&P 500® Total Return Index exists at any time, if trading in a security included in the S&P 500® Total Return Index (or the relevant Successor Index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500® Total Return Index (or the relevant Successor Index) shall be based on a comparison of:

•	the portion of the level of the S&P 500® Total Return Index (or the relevant Successor Index) attributable to that security, relative to

•	the overall level of the S&P 500® Total Return Index (or the relevant Successor Index),

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the S&P 500® Total Return Index has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•
limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the S&P 500® Total Return Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P 500® Total Return Index; and

•
a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the S&P 500® Total Return Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect to EMERALD, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a Disruption Event or a Force Majeure Event (as such terms are defined in the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5 dated May 5, 2011) that materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

With respect to EMERALD EM, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a Disruption Event, a Force Majeure Event, or an Underlying Index Event (as such terms are defined in the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5 dated May 5, 2011) materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Trading day” means, for the S&P 500® Total Return Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for the S&P 500® Total Return Index, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time. For EMERALD and EMERALD EM, “Trading day” has the meaning set forth under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” and “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)”, respectively, in the accompanying underlying supplement No. 5.

“Relevant Exchange” means, for the S&P 500® Total Return Index, the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) any security or other component then included in the S&P 500® Total Return Index, or (ii) any futures or options contract or fund related to the S&P 500® Total Return Index or to any security or other component then included in the S&P 500® Total Return Index. For EMERALD and EMERALD EM, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” and “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)”, respectively, in the accompanying underlying supplement No. 5.

Adjustments to Valuation Dates

A “Valuation Date” is any Observation Date, Final Valuation Date or Redemption Trigger Valuation Date. The Valuation Dates and the Trade Date are subject to adjustment as described below.

If the closing level for a Basket Index is not available on any Valuation Date due to the occurrence or continuation of a Market Disruption Event, then such Valuation Date for such Basket Index will be postponed to the next trading day upon which a Market Disruption Event with respect to such Basket Index is not occurring and a closing level for such Basket Index is available; provided that the determination of such closing level will not be postponed more than five trading days after the originally scheduled Valuation Date. If the closing level of a disrupted Basket Index has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner. The closing level for a Basket Index not affected by a Market Disruption Event will be determined on the originally scheduled Valuation Date.

Adjustments to Payment Dates

A “Payment Date” is the Maturity Date or Redemption Trigger Payment Date and is subject to adjustment as described below.

If a scheduled Payment Date is not a business day, then the Payment Date will be the next succeeding business day following such scheduled Payment Date.

Upon postponement of any Valuation Date, the relevant Payment Date will be postponed in order to maintain the same number of business days that originally had been scheduled between the such Valuation Date and the relevant Payment Date, as applicable.

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on any date on which a value for such Basket Index must be taken for the purposes of the security, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities or securities.

If the sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for such Basket Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event or a discontinuation of a Basket Index and whether there has been a material change in the method of calculating a Basket Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon an early redemption on or prior to 11:00 a.m. on the business day preceding the Maturity Date or Redemption Trigger Payment Date, as applicable.

All calculations with respect to the levels of the Basket Indices will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per Face Amount of securities, if any, at maturity or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity or upon an early redemption on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this term sheet may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are a holder of the securities who is subject to special treatment under the U.S. federal income tax laws, such as a former citizen or resident of the United States, a financial institution, a real estate investment trust, a regulated investment company, a tax-exempt entity, a dealer in securities or a trader in securities who elects to apply a mark-to-market method of tax accounting, a partnership or other entity classified as a partnership for U.S. federal income tax purposes, a person who holds the securities as a part of a straddle, conversion or integrated transaction, a U.S. holder (as defined below) who has a “functional currency” other than the U.S. dollar, or an individual non-U.S. holder (as defined below) who is present in the United States for 183 days or more in the taxable year in which your securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities (including upon a Redemption Trigger Event), you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income recognized upon a sale or exchange or at maturity would be ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the securities are treated as prepaid financial contracts, you might be required to include amounts in income during the term of the securities and/or to treat all or a portion of the gain or loss on the sale or retirement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, resetting, recomposition or change in methodology of or substitution of a successor to a Basket Index or an index constituent could result in a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legislation Enacted in 2010

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal tax returns unless a regulatory exemption is provided.  If you are an individual, you should consult your tax adviser regarding this legislation.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities (including upon a Redemption Trigger Event) should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you may be subject to withholding if you do not provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences Under Possible Alternative Treatments. As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

It is possible that the IRS will determine, based on legislation enacted in 2010, that the payment of the portion of the Redemption Amount deemed attributable to dividend payments made by U.S. corporations (or the receipt of sales proceeds deemed attributable to such dividend payments) constitutes U.S.-source dividend income, subject to U.S. withholding tax at a rate of 30% (or a lower treaty rate, if applicable), possibly on a retroactive basis.  Alternatively, withholding tax might be due each time the S&P 500® Total Return Index is adjusted to reflect underlying dividends, even though you would not receive a cash payment at that time, in which case we may deduct the amount of any such tax from amounts subsequently payable with respect to your securities.  In either case, we would not pay any additional amounts on account of any such withholding tax.  You should consult your tax adviser regarding the possible imposition of withholding tax under this legislation.

Information Reporting and Backup Withholding

           The proceeds received from a sale, exchange or retirement of the securities generally will be subject to information reporting unless you are an exempt recipient and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) and otherwise satisfy applicable requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon an early redemption. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or its constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Indices or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between DBSI, as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the relevant pricing supplement.

DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this term sheet or the accompanying prospectus supplement, underlying supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this term sheet or the accompanying prospectus supplement, underlying supplement, prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this term sheet and the accompanying prospectus supplement, underlying supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.